Execution Copy

STRICTLY PRIVATE AND CONFIDENTIAL
PRIVILEGED; PREPARED IN THE COURSE
OF SETTLEMENT NEGOTIATIONS

CME CZECH REPUBLIC B.V.

CME MEDIA ENTERPRISES B.V.

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD

and

PPF (CYPRUS) LTD

_________________________________________________

MASTER AGREEMENT

_________________________________________________

DATED OCTOBER 8, 2003

DEWEY BALLANTINE

London

CONTENTS

1 Definitions and Interpretation

2 Sale and Purchase of the Ownership Interests

3 Consideration

4 Assignment of Claims

5 Acknowledgment

6 Allocation of Purchase Price

7 Payment Default and Acceleration

8 Representations and Warranties

9 CME Parties' Undertakings

10 PPF's Undertakings

11 Security

12 Guarantee

13 Pre-Closing Obligations

14 Conditions to Closing

15 Closing

16 Release and Indemnity

17 Liability

18 Governing Law

19 Dispute Resolution

20 Non-Business Days

21 Amendments

22 Counterparts

23 Confidentiality and Announcements

24 Notices

25 Assignment

26 Rights of Third Parties

27 Entire Agreement

28 Waivers

29 Costs and Expenses

30 Severability

31 Legality

32 Further Assurance

Annex 1 Form of CNTS Transfer Agreement

Annex 2 Form of CET 21 Transfer Agreement

Annex 3 Form of CME CR Deed of Assignment

Annex 4 Form of CME ME Deed of Assignment

Annex 5 Form of Pledge Agreement

Annex 6 Disclosure Letter

Annex 7 Persons Identified for Clause 9.6

Annex 8 PPF Group

Annex 9 Form of Letter of Comfort

Annex 10 Persons Identifed for Clause 10.2

Annex 11 Form of Deed of Release

Annex 12 Form CME CR II Deed of Assignment

THIS MASTER AGREEMENT (this "Agreement") is made by way of a deed on October 8, 2003

BETWEEN:

(1) CME CZECH REPUBLIC B.V., a company organized under the laws of the Netherlands, and having its seat at 101706 Amsterdam Birkstraat 89, 3768 HD SOEST, the Netherlands ("CME CR");

(2) CME MEDIA ENTERPRISES B.V., a company organized under the laws of the Netherlands, and having its seat at 101706 Amsterdam Birkstraat 89, 3768 HD SOEST, the Netherlands ("CME ME");

(3) CENTRAL EUROPEAN MEDIA ENTERPRISES LTD, a company organized under the laws of Bermuda, and having its registered office at Clarendon House, Church Street, Hamilton, HMLX Bermuda (the "Guarantor")

and

(4) PPF (CYPRUS) LTD, a company organized under the laws of Cyprus, with registered number HE 92433 and having its registered office at Arch. Makariou III, 2-4, Capital Center, 9th Floor, P.C. 1505, Nicosia, Cyprus ("PPF").

WHEREAS:

(A) Ceska nezavisla televizni spolecnost, spol. s r.o. ("CNTS") is a limited liability company organized and existing under the laws of the Czech Republic and registered in the Commercial Register kept by the City Court in Prague, the Czech Republic, file number C 21333, identification number 49616668, with its seat at Vladislavova 20, 110 00 Prague 1, the Czech Republic and has a registered capital of CZK 400,100,000 (the "CNTS Registered Capital").

(B) CET 21, spol. s r.o. ("CET 21") is a limited liability company organized and existing under the laws of the Czech Republic and registered in the Commercial Register kept by the City Court in Prague, the Czech Republic, file number C 10581, identification number 45800456, with its seat at Krizeneckeho nam. 322/5, Prague 5, the Czech Republic and has a registered capital of CZK 200,000 (the "CET 21 Registered Capital").

(C) Disputes have arisen between CNTS and CET 21 and between CME CR and CET 21 concerning various matters related to CNTS and CET 21, and the Parties, being in control of these matters, have reached agreement to resolve these disputes on the terms and conditions set forth in this Agreement.

(D) The Parties have agreed that:

(i) CME CR and CME ME will assign the Claims in favour of PPF;

(ii) CME CR shall sell and PPF shall purchase CME CR's 93.2% ownership interest in CNTS, which corresponds to CME CR's contribution to the CNTS Registered Capital in the amount of CZK 352,000,000 (the "CNTS Ownership Interest"); and

(iii) subject to regulatory approval CME CR shall procure the sale by CEDC of and PPF shall purchase CEDC's 1.25% ownership interest in CET 21 (the "CET 21 Ownership Interest").

IT IS AGREED as follows:

1 DEFINITIONS AND INTERPRETATION

1.1 Definitions

In this Agreement:

"Agreement "	has the meaning specified in the heading hereof;
"Business Day"	means a day (other than Saturday or Sunday) on which commercial banks are open for general business in Prague (other than for services via the Internet);
"CEDC"

means CEDC Management Services GmbH, a company organized under the laws of Germany, with registered number HRB 33165 in Charlottenburg, and having its seat at Bleibtreustrasse 6, 10623 Berlin, Germany, currently in the process of liquidation by Erich Amsler, of the firm Amsler Czempiel Schreiber, Bleibtreustrasse 6, 10623 Berlin;

"CET 21 Service Agreement"	means the Agreement on Cooperation between CNTS and CET 21 dated May 21, 1997;
"CET 21 Transfer Agreement"

means the Agreement on Transfer of Ownership Interest in CET 21 between CEDC and a person to be specified by PPF to be entered into on or before the Closing Date substantially in the form set out in Annex 2 hereto;

"Claims"

means all outstanding claims of CME ME and CME CR respectively as of the Closing Date related to the investment in TV Nova, including without limitation (a) any and all claims of CME ME against Dr. Zelezny, and (b) the damage claim of CME CR against CET 21 based on the Memorandum of Association of CNTS asserted by CME CR in an arbitration under the Notice of Arbitration delivered to CET 21 on 4 August 2003;

"Closing"

means (i) completion of the sale and purchase of the CNTS Ownership Interest in accordance with Clause 2, (ii) the assignment of the Claims and (iii) the execution of the CET 21 Transfer Agreement and, to the extent that the Media Regulator's Consent has been obtained, the sale and purchase of the CET 21 Ownership Interest pursuant to Clause 2;

"Closing Date"	means as defined in Clause 15.1;
"CME CR Claims"	means all Claims of CME CR, including those listed in paragraph (b) of the definition of Claims;
"CME CR Deed of Assignment"	means the deed of assignment, as set out in Annex 3 hereto, relating to the assignment of the CME CR Claims, to be entered into by CME CR and PPF on or about the Closing Date;
"CME CR II Claims"

means all outstanding claims and rights of CME CR II as of the date hereof related to the investment in TV Nova including without limitation any and all claims of CME CR II against CET 21 in respect of the payment by CME CR II of CZK 8,191,856.25 in connection with a proposed redistribution of former ownership interest of Vladimir Zelezny in CET 21 in 2002

"CME CR II Deed of Assignment"	means the deed of assignment, as set out in Annex 12 hereto, relating to the assignment of the CME CR II Claims, to be entered into by CME CR II and PPF on or about the Closing Date;
"CME CR II"	means CME Czech Republic II B.V., a company organized under the laws of the Netherlands, having its seat as provided in the CME CR II Deed of Assignment;
"CME ME Claims"	means all Claims of CME ME, including those listed in paragraph (a) of the definition of Claims;
"CME ME Deed of Assignment"	means the deed of assignment, as set out in Annex 4 hereto, relating to the assignment of the CME ME Claims, to be entered into by CME ME and PPF on or about the Closing Date;
"CME Party" and "CME Parties"	means each of CME CR, CME ME and the Guarantor;
"CNTS Claims"	means those claims identified in Clause 5.1, parts (i) through (v);
"CNTS Transfer Agreement"	means the Agreement on Transfer of Ownership Interest in CNTS between CME CR and PPF to be entered into on or before the Closing Date substantially in the form set out in Annex 1 hereto;
"CP"

means Ceska pojistovna, a.s., a joint stock company organized under the laws of the Czech Republic, and registered in the City Court in Prague, Commercial Register Part B, Entry No. 1464, with its seat at Spalena 75/16, 113 04 Praha 1, with an ID number 45 27 29 56;

"CZK"	means Czech Crowns, the official currency for the time being of the Czech Republic;
"Deed(s) of Assignment"	means the CME CR Deed of Assignment and the CME ME Deed of Assignment, or both of them, as the context requires;
"Disclosure Letter"

means the letter and its schedules dated as of the Execution Date which is attached hereto as Annex 5 disclosing (i) information on liabilities, claims or facts constituting exceptions to the representations and warranties made by CME ME and CME CR in this Agreement, and (ii) details of other matters referred to in this Agreement;

"Execution Date"	means the date hereof;
"First Installment"	means as defined in Clause 3.1 (i);
"Fourth Installment"	means as defined in Clause 3.2 (ii) (d);
"Last Date for Closing"	means the date falling 15 days after (and excluding) the Execution Date, or such other date as the Parties may agree in writing;
"LIBOR 3M"

means the interest rate determined by the British Bankers' Association (BBA) as the London Interbank Offered Rate for US$ for a three month period (using the methodology described by the BBA at www.bba.ork.uk) at or about 11 a.m. (London time) on the second London banking day of each month, as displayed on Moneyline Telerate page 3750 (or such other page as may replace page 3750 on that service or such other service as may be nominated by the BBA as its information vendor for such purposes);

"Media Regulator's Consent"

means the approval of the Council of the Czech Republic for Radio and Television Broadcasting for the transfer of the CET 21 Ownership Interest, pursuant to Act No. 231/2001 Coll., as amended, On Radio and Television Broadcasting;

"Ownership Interests"	means the CNTS Ownership Interest and the CET 21 Ownership Interest;
"Party" or "Parties"	means the Party and Parties to this Agreement;
"PPF Group"	means those persons listed in Annex 8 hereto;
"Pre-contractual Statement"

means, subject to Clause 1.2(L), any draft, agreement, undertaking, representation, warranty, promise, assurance or arrangement of any nature whatsoever, whether or not in writing, relating to the subject matter of this Agreement made or given by any person at any time prior to the date of this Agreement;

"Second Installment"	means as defined in Clause 3.2 (ii) (b);
"Third Installment"	means as defined in Clause 3.2 (ii) (c);
"TV Nova"

means the Czech national television broadcasting station operated by CET 21 under the license No. 001/1993 granted by the Council of the Czech Republic for Radio and Television Broadcasting on February 9, 1993;

"US Dollars" or "US$"	means the official currency for the time being of the United States of America.

1.2 Interpretation

In construing this Agreement, unless otherwise specified:

(A) references to Clauses and Annexes are to clauses of, and annexes to, this Agreement;

(B) references to a "person" shall be construed so as to include any physical or legal person, firm, company or other body corporate, government, state or agency of a state, local or municipal authority or government body or any joint venture, association or partnership (whether or not having separate legal personality);

(C) a reference to any law, regulation, statute or statutory provision shall be construed as a reference to the same as it may have been, or may from time to time be, amended, modified or re-enacted;

(D) any reference to a "day" (including within the phrase "Business Day") shall mean a period of 24 hours running from midnight to midnight (except for the days of time change lasting 25 or 23 hours which days shall be 25 or 23 hours respectively);

(E) references to time are to Central European Time;

(F) a reference to any other document referred to in this Agreement is a reference to that other document as amended, varied, novated or supplemented (other than in breach of the provisions of this Agreement) at any time;

(G) headings, recitals and titles are for convenience only and do not affect the interpretation of this Agreement;

(H) general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words;

(I) references to a "Party", or the "Parties" shall be construed as to include and each of its permitted successors and permitted assignees;

(J) "control" means the power to direct the management and policies of the entity whether through the ownership of share capital, contract or otherwise;

(K) "acting in concert" means acting together pursuant to an agreement or understanding (whether formal or informal); and

(L) a liability, claim or fact shall be considered "disclosed" if information about such liability, claim or fact was known to PPF, any member of the PPF Group or CET 21 prior to the Closing Date, whether by independent means or disclosed orally or in writing to PPF by any of the CME Parties or CNTS prior to the Execution Date, or, with respect to any disclosure on or after the Execution Date, such disclosure was made by any of the CME Parties in the Disclosure Letter or otherwise in writing to PPF, but prior to or on Closing.

1.3 Annexes

The annexes form an integral part of this Agreement and any reference to this Agreement shall include the annexes.

2 SALE AND PURCHASE OF THE OWNERSHIP INTERESTS

2.1 Sale and Purchase of CNTS Ownership Interest

(i) Subject to Clause 14.1 CME CR shall sell and PPF shall purchase the CNTS Ownership Interest.

(ii) CME CR and PPF agree that on or after Closing they will, at their own respective cost and expense, execute and do all such deeds, documents, acts and things as may from time to time be reasonably required in order to vest the CNTS Ownership Interest in PPF.

2.2 Sale and Purchase of CET 21 Ownership Interest

(i) Subject to Clauses 14.1 and 14.2 CME CR shall procure the sale by CEDC of and PPF shall procure the purchase the CET 21 Ownership Interest.

(ii) CME CR and PPF agree that on or after Closing they will, at their own respective cost and expense, execute and do, and CME CR shall procure to be executed and done by CEDC or any other CME Party, all such deeds, documents, acts and things as may from time to time be reasonably required in order to vest the CET 21 Ownership Interest in the purchaser specified by PPF.

(iii) PPF shall use its best endeavours to procure that CET 21 applies for and obtains the Media Regulator's Consent.

2.3 Any delay or prohibition in the sale and purchase of the CET 21 Ownership Interest as set out in Clause 2.2 above resulting from the lack of the Media Regulator's Consent shall not delay or impede the sale and purchase of the CNTS Ownership Interest whatsoever, and shall not impact upon this Agreement in any way whatsoever, other than in relation to the sale and purchase of the CET 21 Ownership Interest and the adjustment of the Purchase Price allocation (as set out in Clause 6 below) and the undertaking in relation to the liquidation of CEDC (as set out in Clause 9 below).

3 CONSIDERATION

3.1 First Installment

(i) On or before the Execution Date, PPF shall pay or procure the irrevocable payment of the cash sum of US $ 7,500,000 (the "First Installment") (in immediately available funds, with a value date of the Execution Date) to the account of CME CR as specified below and promptly provide CME CR with all necessary information to confirm that such payment has been made. The First Installment shall be held by CME CR, pending disposition of such amount as provided in Clause 3.1(ii) below.

(ii) The First Installment shall:

(a) upon Closing be applied towards the Purchase Price as set out in Clause 3.2 below, or

(b) in the circumstances referred to in Clause 14.5, the First Installment (inclusive of all interest accrued thereon) shall (without prejudice to any other rights and remedies of the CME Parties) be forfeited by PPF and be retained by CME CR as its sole property, or

(c) in the event the Closing does not occur because of the failure of CME ME or CME CR, respectively, to (i) execute and deliver the CNTS Transfer Agreement or (ii) execute and deliver the CET 21 Transfer Agreement or (iii) execute and deliver the Deeds of Assignment or (iv) transfer, by virtue of the execution and delivery of the CNTS Transfer Agreement, control over the CNTS Claims, be returned (inclusive of all interest accrued thereon) to PPF within 5 Business Days following the Last Date for Closing.

3.2 Purchase Price

(i) The total consideration for the sale of the CNTS Ownership Interest and the CET 21 Ownership Interest and the assignment of the Claims shall be US$ 53,200,000 (the "Purchase Price").

(ii) The Purchase Price (plus any interest accrued thereon) shall be payable in four installments as set out below:

(a) the First Installment of US$ 7,500,000 shall be payable on the Execution Date;

(b) US$ 7,500,000 shall be payable on Closing (the "Second Installment");

(c) US$ 20,000,000 plus all interest accrued from the Execution Date to the date of payment at LIBOR 3M shall be payable on or before 15 July 2004 (the "Third Installment"); and

(d) US$ 18,200,000 plus interest accrued from the Execution Date to the date of payment at LIBOR 3M shall be payable on or before 15 July 2005 (the "Fourth Installment").

(iii) In the event that PPF has paid all four installments plus any interest accrued thereon as set out above on or before 31 December 2003, the Purchase Price shall be reduced by US$ 2,000,000. Such reduction shall be applied to the Fourth Installment on the day of payment of the Fourth Installment.

(iv) In the event that PPF has paid all four installments plus any interest accrued thereon as set out above on or before 15 July 2004, the Purchase Price shall be reduced by US$ 1,000,000. Such reduction shall be applied to the Fourth Installment on the day of payment of the Fourth Installment.

3.3 Determination of Amounts to be Paid

Ten Business Days before the date on which PPF intends to make payment of each of the Third or Fourth Installment (but not later than ten days before the last date scheduled for such payments set forth in Clause 3.2(ii)), PPF shall give written notice to CME ME, specifying the principal amount of the Purchase Price intended to be paid and the date on which PPF shall make the payment. Within 3 Business Days following receipt of PPF's notice, CME ME shall provide PPF in writing a calculation of the interest accrued and to be accrued through the payment date, which shall be paid on the designated payment date. For purposes of such calculation, the interest rate applicable on the date of such calculation shall be deemed applicable to such instalment for the remainder of the period until the date of payment. Unless PPF shall give written notice of objection to the determination of the amount due provided by CME ME within 3 Business Days following receipt of CME ME's notice, CME ME's calculation shall be deemed accepted by PPF. In the event that there is a dispute between PPF and CME ME concerning the amount of any payment following the application of the procedure in this paragraph, (i) PPF shall pay the amount determined by CME ME, and (ii) following payment, the dispute shall be resolved between the parties by negotiation, or failing negotiation as provided in Clause 19.

3.4 Payment

PPF shall pay the Purchase Price (and each installment thereof) in US Dollars in immediately available funds into the following bank account:

ING Bank

ING Amsterdam

Amstelplein 1

1096 HA Amsterdam

The Netherlands

Swift Code: INGB NL 2A

Account Number: 02.17.85.570

Beneficiary: CME Czech Republic B.V. US$ Account

4 ASSIGNMENT OF CLAIMS

Subject to the conditions set out in Clauses 3.2 (ii) (a), 3.2 (ii) (b) and Clause 11, upon the Closing Date and with effect from Closing:

4.1 CME CR and PPF shall execute the CME CR Deed of Assignment pursuant to which CME CR shall assign all its benefits, interest and rights in the CME CR Claims to PPF and PPF shall agree to accept the assignment from CME CR of the CME CR Claims.

4.2 CME ME and PPF shall execute the CME ME Deed of Assignment pursuant to which CME ME shall assign all its benefits, interests and rights in the CME ME Claims to PPF and PPF shall agree to accept the assignment from CME ME of the CME ME Claims.

4.3 CME CR, CME ME and PPF agree that on or after Closing they will, at their own respective cost and expense, execute and do all such deeds, documents, acts and things, as may from time to time be reasonably required in order to vest the Claims in PPF

4.4 CME CR shall procure that CME CR II executes the CME CR II Deed of Assignment pursuant to which CME CR II shall assign all its benefits, interest and rights in the CME CR II Claims to PPF, and PPF shall agree to accept the assignment from CME CR II of the CME CR II Claims.

4.5 CME ME and CME CR are undertaking to make the foregoing assignments of the Claims and the CME CR II Claims in consideration for PPF's undertaking hereunder to provide the releases specified in Clauses 10.2 and 16.1 and the indemnity specified in Clause 16.2, and the payment of US$ 1,000 for the assignment of the CME ME Claims, CME CR Claims and the CME CR II Claims, respectively.

5 ACKNOWLEDGMENT

5.1 The Parties acknowledge that with effect from Closing CNTS shall have all rights and control over all of its outstanding claims originated in connection with TV Nova, including the following:

(i) a restoration claim of CNTS against CET 21 based on the Agreement on Cooperation between CNTS and CET 21 dated May 21, 1997 filed by CNTS at the City Court in Prague on August 9, 1999 (case No. 46 Cm 335/2001);

(ii) a damage claim of CNTS against CET 21 based on the Agreement on Cooperation between CNTS and CET 21 dated May 21, 1997 filed by CNTS at the City Court in Prague on August 4, 2003 (case No. 27 Cm 143/2003);

(iii) a damage claim of CNTS against CET 21 based on the Memorandum of Association of CNTS asserted by CNTS in an arbitration under the Notice of Arbitration delivered to CET 21 on August 4, 2003;

(iv) a damage claim of CNTS against CET 21 based on the Memorandum of Association of CNTS filed by CNTS at the City Court in Prague on August 4, 2003 (case No. 28 Cm 143/2003); and

(v) a claim of CNTS against CET 21 filed at the City Court in Prague on July 24, 2001 in connection with certain prepayments made by CNTS amounting to more than US$ 4 million (case No. 5 Cm 298/2001).

5.2 The Parties acknowledge that with effect from the Closing CNTS shall have all rights and control over the following:

(i) all currently existing fixed and other assets of CNTS, including, without limitation, the building in Prague, Vladislavova street (the "Building"), and all technical, communication, computer and other equipment pertaining thereto, but not including, as disclosed to PPF, (1) the broadcasting equipment, (2) the art (other than any works by Nepras), (3) any cash or securities (except for tax reserves established as of the Closing Date), and (4) any trade receivables; and

(ii) all interest of CNTS in trademarks and other intellectual property rights related to TV Nova, as disclosed to PPF, and subject to PPF's acknowledgment that such trademarks and other intellectual property rights are or may be subject to dispute with or claims by CET 21.

5.3 PPF acknowledges that the CME Parties have stated publicly that if CME CR were to make a recovery under the specific CME CR Claim which is a residual damages claim in connection with the arbitration award whereby CME CR was awarded US$ 269,814,000 plus interest in the arbitration proceedings against the Czech Republic under the Agreement on Encouragement of Reciprocal Protection of Investments between the Netherlands and the Czech Republic, in excess of US$ 72,000,000, that the CME Parties would turn over such excess to the Czech Republic.

5.4 PPF acknowledges that the CME Parties make no representation or warranty regarding, nor shall the CME Parties have any liability to PPF arising from, (i) the legal or factual merits or permissible scope of the assigned Claims or the CME CR II Claims or any other claims or rights of CNTS, including without limitation those listed in Clauses 5.1 and 5.2 above, (ii) the value to PPF or CNTS of any such claim, or (iii) the likelihood of PPF or CNTS making a recovery under any such claim.

6 ALLOCATION OF PURCHASE PRICE

6.1 The Purchase Price shall be allocated as between the CNTS Ownership Interest and the CET 21 Ownership Interest and the assigned Claims as follows: (1) the CNTS Ownership Interest, US$ 53,185,000; (2) the CET 21 Ownership Interest, US$ 12,000; (3) the Claims, US$ 2,000, and (4) the CME CR II Claims, US$ 1,000.

6.2 In the event that the sale and purchase of the CET 21 Ownership Interest pursuant to Clause 2.2 above does not take place due to lack of the Media Regulator's Consent, and following the written declaration of PPF that it is no longer willing to pursue the satisfaction of such condition and the completion of the acquisition of the CET 21 Ownership Interest pursuant to this Agreement, the Purchase Price shall be deemed to be reallocated so that the portion of the Purchase Price allocated to the CET 21 Ownership Interest in Clause 6.1 shall be reallocated in respect of the CNTS Ownership Interest.

7 PAYMENT DEFAULT AND ACCELERATION

7.1 Payment Default

In the event that PPF is in default in the payment of any amount outstanding (which can include any part of the Purchase Price and any interest accrued thereon) under this Agreement:

(i) default interest shall accrue on such overdue unpaid amounts at the rate of 8 per cent per annum;

(ii) CME CR shall have the right to accelerate the payment of any unpaid part of the Purchase Price (whether overdue or not) together with any interest accrued thereon;

(iii) CME CR shall have the right to proceed to enforce the Security; and

(iv) notwithstanding the provisions of Clause 19, PPF agrees to the entry of a consent judgment against it by the CME Parties in any court or forum with respect to such payment default.

7.2 Other Acceleration Events

In the event that:

(i) persons under the control of or under common control or acting in concert with PPF no longer own more than 50 per cent. of the ownership interest in CET 21 or otherwise lose control of CET 21;

(ii) in the reasonable opinion of CME ME, there shall have occurred any evidenced event or series of evidenced events, having effect over a period of one month or longer, with respect to the business, condition (financial or legal), operations or prospects of PPF or the PPF Group, taken as a whole, that have a material adverse affect on PPF's ability to pay the Purchase Price;

(iii) the Security or any provision thereof ceases to be in full force and effect or otherwise becomes void, voidable, illegal, invalid or unenforceable or for any other reason (other than caused by the CME Parties) any of the CME Parties at any time following Closing shall cease to have the benefit of the security expressed to be created pursuant to the Security in accordance with the terms thereof;

(iv) in the reasonable opinion of CME ME, there shall have occurred any evidenced event or series of evidenced events, having effect over a period of one month or longer, with respect to the business, condition (financial or legal), operations or prospects of the entity providing the Security, that have a material adverse affect on the validity, enforceability or creditworthiness of the Security or the ability of the CME Parties to recover thereunder, and PPF has not provided, at the written request of CME Parties, substitute Security in accordance with Clause 11.7; or

(v) there is a material breach by PPF of any of the Warranties set out in Clause 8.1 below, which has not been cured in accordance with Clause 8.5 within 10 days of the date on which PPF becomes aware (or should have been aware of if acting with due care) of such breach, provided however that if the material breach is of a nature that it cannot be cured within such 10 day period, the CME Parties, in their absolute discretion, may agree to a longer cure period,

CME CR shall have the right to accelerate the payment of any unpaid part of the Purchase Price (whether overdue or not) together with any interest accrued thereon and to proceed with the enforcement of the Security.

8 REPRESENTATIONS AND WARRANTIES

8.1 Mutual Representations and Warranties

Each Party represents and warrants to the each other Party as at the Execution Date that each of the statements set forth below (each, together with the statements set out in Clauses 8.2 and 8.3 below, a "Warranty" and together the "Warranties") is true, accurate and not misleading as at the Execution Date:

(i) it is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of incorporation. It has all necessary power and authority to carry on its business as currently conducted and as currently contemplated to be conducted. It has the necessary power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby to which it is or may be a party;

(ii) the execution, delivery and performance of this Agreement has been duly and validly authorised by all necessary corporate action. This Agreement has been duly executed and delivered by it and constitutes the legally valid and binding obligation of it, enforceable against it in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors' rights generally; and

(iii) other than as contemplated by this Agreement, no consents, approvals, registrations, authorizations or permits are required to be obtained by it in connection with the execution or performance of this Agreement, the failure to make or obtain any of which would (a) prevent or delay performance of this Agreement or (b) subject it to any material liability, other than the Media Regulator's Consent which will be required with respect to the transfer of the CET 21 Ownership Interest as provided in Clause 2.2 above and registration of the Pledge by the Securities Centre of the Czech Republic.

8.2 Additional Representations and Warranties by CME CR and CME ME

8.2.1 CME CR represents and warrants to PPF as at the Execution Date that each of the statements set forth below is true, accurate and not misleading as at that date:

(i) The CNTS Ownership Interest is owned by CME CR, and CME CR has the exclusive and unrestricted right, save for the approval of the meeting of CNTS set forth in clause 15.2(ii), to sell the CNTS Ownership Interest to PPF on the terms set out in this Agreement;

(ii) The CNTS Ownership Interest is free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties;

(iii) The CET 21 Ownership Interest is owned by CEDC, and CEDC has the exclusive and unrestricted right, save for the approval of the meeting of CET 21 set forth in Clause 15.3(ii) and the Media Regulator's Consent, to sell the CET 21 Ownership Interest to PPF on the terms set out in this Agreement;

(iv) The CET 21 Ownership Interest is free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties;

(v) CME CR has the exclusive and unrestricted right, subject to Clauses 5.3 and 5.4, to assign the CME CR Claims to PPF on the terms set out in this Agreement;

(vi) The CME CR Claims have not been assigned or otherwise transferred to any person, and, subject to Clauses 5.3 and 5.4, the CME CR Claims are free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties;

(vii) CEDC has no claims related to the investment in TV Nova;

(viii) There are no arrangements or agreements between any of the CME Parties and the government of the Czech Republic with respect to CET 21 or its television license, or relating to CET 21 or CNTS (including the CNTS Claims) or the Claims (subject to Clauses 5.3 and 5.4) that would adversely affect PPF's ownership or use of the CET 21 Ownership Interest, the CNTS Ownership Interest or the Claims, or CNTS' ownership or use of the CNTS Claims;

(ix) CME CR II has the exclusive and unrestricted right, subject to Clauses 5.3 and 5.4, to assign the CME CR II Claims to PPF on the terms set out in this Agreement; and

(x) The CME CR II Claims have not been assigned or otherwise transferred to any person, and, subject to Clauses 5.3 and 5.4, the CME CR II Claims are free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties.

8.2.2. CME ME represents and warrants to PPF as at the Execution Date that each of the statements set forth below is true, accurate and not misleading as at that date:

(i) CME ME has the exclusive and unrestricted right, subject to Clauses 5.3 and 5.4, to assign the CME ME Claims to PPF on the terms set out in this Agreement; and

(ii) The CME ME Claims have not been assigned or otherwise transferred to any person, and, subject to Clauses 5.3 and 5.4, the CME ME Claims are free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties.

8.3 CME CR's Representations and Warranties Relating to CNTS

8.3.1. CME CR represents and warrants to PPF as at the Execution Date that each of the statements set forth below is true, accurate and not misleading as at that date:

(i) CNTS is a limited liability company duly organized and validly existing in accordance with the laws of the Czech Republic, registered in the Commercial Register of the City Court in Prague, file number C 21333, identification number 49616668, with its seat at Vladislavova 20, 110 00 Prague 1;

(ii) A true and complete copy of CNTS's Memorandum of Association as in effect on the date of this Agreement and an excerpt from the Commercial Register of the Company with current information as of the date of this Agreement have been disclosed to PPF;

(iii) The entire registered capital of the CNTS amounts to CZK 400,100,000;

(iv) The CNTS Ownership Interest amounts to 93.2%, and represents the portion of the votes in the General Meeting equal to 93.2%;

(v) CNTS has full title to, leases for, or other valid rights to use all material assets used for the operation of its business as of the date hereof;

(vi) CNTS is not and has not been subject to any bankruptcy proceedings, except for a proceeding initiated by CET 21 that was dismissed;

(vii) A list and brief description of all material contracts of CNTS have been disclosed to PPF, and all such material contracts are in full force and effect, and, to the best knowledge of CME CR, without any material breach, threatened termination or other circumstance that could have a material adverse effect on CNTS's business; provided, however, that no representation is made about the CET 21 Service Agreement or any challenge to that agreement or any other agreement by CET 21;

(viii) CNTS has, in accordance with prevailing tax legislation and in accordance with practice and guidelines of the relevant ministry, (i) timely paid all taxes that are due and payable with respect to its operations and assets, except for taxes that are contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) established reserves that are adequate for the payment of taxes not yet due and payable but which relate to the carrying out of business of CNTS prior to the date hereof, (iii) carried out all transactions with related group companies at fair market price and on an arm's length basis, (iv) properly recorded in its accounting records, financial statements and tax or other official returns, the creation and release of reserves and provisions, all transactions with securities and derivatives and properly calculated all material non-deductible expenses and tax-exempt income, and (v) has no outstanding tax or similar fiscal liabilties;

(ix) The financial statements and balance sheet of CNTS dated as of December 31, 2002 which have been disclosed to PPF fairly reflect the financial condition of CNTS as of that date, and there has been no material change to such condition as of the date hereof, except for such changes as have been disclosed to PPF;

(x) CNTS' accounts make full and proper provision for (or, if appropriate, disclose by way of notes) all liabilities (whether actual, contingent, quantified or disputed) of the company as at or on the date of such accounts, and there are no other liabilities that could have material adverse effect on the financial position of CNTS;

(xi) There are no liabilities, obligations, contracts or claims that could have a material adverse effect on CNTS, as of the date of this representation, that have not been disclosed to PPF;

(xii) Except as disclosed to PPF, there are no actions, suits or proceedings pending or threatened against or adversely affecting, or which could adversely affect CNTS before any court, arbitration panel, public administrative authority, institution or other person;

(xiii) Except as disclosed to PPF, CNTS has full title to all trade marks and other intellectual property related to TV Nova that are registered in favor of CNTS by the relevant authorities in the Czech Republic, provided that no representation is made with respect to any challenge or other dispute with respect to such trademarks and other intellectual property rights brought by CET 21; and

(xiv) The CNTS Claims have not been assigned or otherwise transferred to any person, and, subject to Clause 5.4, the CNTS Claims are free from all liens, charges, equities, encumbrances, pre-emption rights, rights of first refusal and other rights exercisable by third parties.

8.3.2. CME CR represents and warrants to PPF as at the Closing Date that each of the statements set forth below is true, accurate and not misleading as at that date:

(i) There are no unpaid or unsatisfied liabilities or other obligations of CNTS to any of the CME Parties or any person controlled by any of the CME Parties, and there are no unpaid or unsatisfied liabilities or other obligations of any of the CME Parties or any person controlled by any of the CME Parties to CNTS; and

(ii) There are no past or currently pending, or, to the knowledge of CME CR, threatened criminal actions, proceedings or investigations against CNTS, concerning the presently incumbent directors or managers of the company, or the present employees thereof (in connection with their employment with the company); provided that no representation is made with respect to any action instituted by CET 21.

8.4 Each Party is deemed to repeat the representations and warranties made to the each other Party pursuant to Clauses 8.1 and 8.2 above on the Closing Date by reference to the facts and circumstances then existing.

8.5 Without prejudice to any of the rights and remedies available to the Parties under this Agreement, in the event of the breach of a Warranty given by the Parties in accordance with Clauses 8.1 to 8.3 above, the Party which is in breach of such Warranty shall take all steps necessary to establish the state of affairs which would have existed if no such breach had occurred and such Warranty was true and correct.

8.6 The CME Parties and PPF agree and acknowledge that the Warranties (as qualified by any matter which is contained in this Agreement or in the Disclosure Letter) are the only representations and warranties given by the CME Parties and PPF and these are the only representations and warranties for which the Parties accept responsibility.

8.7 For the purposes of Clause 8.3, the term "material" shall be interpreted to include any liability or actions involving disposal of assets with a value exceeding the sum of US$ 30,000.

9 CME PARTIES' UNDERTAKINGS

9.1 The CME Parties undertake that from the Execution Date, provided that PPF is not in default of its obligations under this Agreement, they will take no action, and will procure that none of their affiliates, contractors or employees take any action, that is likely to have a material adverse effect on the TV license of CET 21, and prior to the Closing Date shall provide PPF the reasonable opportunity to examine and understand the status of any prior actions taken by CME CR with respect to the TV license.

9.2 The CME Parties hereby undertake that in the period from Closing until two years after Closing, provided that PPF is not in default of its obligations under this Agreement, the CME Parties shall not invest or become involved, whether directly or indirectly, in any television business activity in the Czech Republic, save for:

(i) any investment or involvement resulting from or following a change of control of the Guarantor or a merger of the Guarantor with another entity where the Guarantor is not the surviving company,

(ii) any investment or involvement resulting from the continued ownership of the CET 21 Ownership Interest by CEDC or any entity under the control of the Guarantor; or

(iii) the acquisition by CME CR (pursuant to the exercise of its right of first negotiation as set out in Clause 10.3) of all or part of PPF's ownership interest in CET 21 and/or the operating companies of the TV Nova license in the event that PPF decides to sell the same.

9.3 After the Closing, the CME Parties undertake to provide PPF full access to all information regarding the history of CNTS and TV Nova, the Claims and the CNTS Claims that is available to the CME Parties and which can be under applicable law or generally binding legal regulations disclosed to PPF (or disclosed to CNTS, as appropriate), and to the extent that the CME Parties are legally prohibited from making any such disclosure, the CME Parties shall inform PPF of the basis for such prohibition.

9.4 To the extent permitted by law, the CME Parties hereby undertake to provide PPF with reasonable public support in relation to the matters contemplated in this Agreement.

9.5 The CME Parties undertake to use their best efforts to cause the liquidation of CEDC to be completed as soon as possible following the transfer of the CET 21 Ownership Interest from CEDC to PPF.

9.6 The CME Parties undertake that, provided that Closing shall have occurred, they will not initiate or support the initiation of any lawsuit, arbitral proceedings or criminal investigation against any of the persons identified in Annex 7 hereto relating in any way to the assets or affairs of CNTS, CET 21, and/or TV Nova, or any of their affiliates, without the prior written consent of PPF.

9.7 The CME Parties undertake that, provided that PPF is not in default of its obligations under this Agreement related to payment of the Purchase Price, the Security or the transfer of the CET 21 Ownership Interest set forth in Clauses 2.2(iii), 10.1 and 10.4, they shall cause CEDC, to the extent permitted by applicable law and/or the determination of the CEDC liquidator, to allow the person identified in the CET 21 Transfer Agreement as the "Purchaser" to exercise and have the benefit of all rights attached to the CET 21 Ownership Interest as and from the Closing Date.

10 PPF'S UNDERTAKINGS

10.1 PPF shall use its best endeavours to procure that CET 21 applies for and obtains the Media Regulator's Consent.

10.2 PPF shall provide, substantially in the form attached hereto in Annex 11 or otherwise in form and substance reasonably acceptable to the CME Parties, releases of all claims by CET 21, Dr. Zelezny and the persons identified in Annex 10 against the CME Parties, and their affiliates, subsidiaries and current and former directors and employees (other than Dr. Zelezny), relating in any way to the assets or affairs of CNTS, CET 21, and/or TV Nova, or any of their affiliates.

10.3 If PPF decides to sell all or part of its ownership of CET 21 and/or the operating companies supporting broadcasting under the TV Nova license (a "proposed sale"), whether on its own initiative or in response to an indication of interest or other offer from a third party, PPF shall give the CME Parties a right of first negotiation with respect to the proposed sale, provided that the CME Parties are not in default of their obligations under this Agreement. PPF shall give the CME Parties prompt written notice of any proposed sale identifying which businesses or assets are to be sold. During a period of 15 Business Days following notice by PPF to the CME Parties of the proposed sale, PPF shall not discuss the proposed sale with any other possible purchaser, or enter into any agreement relating to the proposed sale with any other possible purchaser, unless or until the CME Parties inform PPF that they are not interested in the proposed sale, and during this period PPF shall enter into good faith negotiations with the CME Parties regarding the proposed sale. The CME Parties' rights pursuant to this Clause shall not be construed as a right of first refusal or any similar right that would require PPF to provide the CME Parties any access to information related to offers from third parties.

10.4 PPF shall procure that CET 21 sends out a draft resolution to the members of CET 21 within 5 Business Days after the Closing by virtue of which CET 21 members are asked to approve the transfer of the CET 21 Ownership Interest for registration and the submission of such transfer for the Media Regulator's Consent

10.5 PPF shall use its best endeavours to procure that Nova-Consulting, a.s. and CET 21 shall vote in favour of the transfer of the CNTS Ownership Interest at the meeting of CNTS set out in Clause 15.2 (ii).

11 SECURITY

11.1 On or before Closing PPF shall provide security (the "Security") for the payment of the Third and Fourth Installments, including any interest expected to be due thereon (determined based on the last due date for the relevant payments as provided in Clause 3.2 (ii) (d), calculated at the applicable LIBOR 3M interest rate as of the Execution Date).

11.2 The Security shall consist of, at the election of PPF, (1) a bank guarantee to be irrevocably issued in favour of CME CR by a reputable international bank reasonably acceptable to CME CR (such bank (i) to have a credit rating for its US Dollar obligations from an international rating agency of no less than the credit rating of the Czech Republic for its sovereign foreign currency obligations, (ii) to be a bank other than a Czech bank, and (iii) to issue the bank guarantee from a branch situated outside of the Czech Republic) and shall be in form and substance reasonably acceptable to CME ME (the "Bank Guarantee"), (2) a corporate guarantee to be issued in favour of CME CR by CP in the form and substance reasonably acceptable to CME CR (the "CP Guarantee"), or (3) a pledge (the "Pledge") on such number of publicly tradeable booked bearer shares of the common stock of CP (issue number CZ0008002755) as is set out in Clause 11.4 (i) plus all rights attaching thereto (the "Shares"), including the right to receive dividends earned on such Shares during the time that they are subject to the Pledge (the "Pledged Dividends").

11.3 PPF has elected that the Security shall initially be in the form of a Pledge. The Parties agree that any Pledge Agreement shall be substantially in the form set out in Annex 5 hereto.

11.4 If the Security shall be provided in the form of the Pledge, the provisions of this Clause 11.4 shall apply, and such provisions shall be included in the Pledge Agreement to the extent possible.

(i) The number of Shares that are subject to the pledge (the "Pledged Shares") shall be:

(a) 250,000 for the period up until the Third Installment has been irrevocably paid in full; and

(b) 125,000 for the period commencing upon the payment of the Third Installment and up until the release of the Security as set out in Clause 11.5 below,

provided however that the Pledged Shares shall at all times represent a minimum of 7.33% (for the period referred to in (a) above) or 3.66% (for the period referred to in (b) above) of the registered capital of CP (the "Minimum Percentage"), and if at any time the Pledged Shares do not satisfy the Minimum Percentage requirement, the number of Pledged Shares shall be increased to such levels as are necessary to satisfy such requirement.

(ii) For the period from the date of the Pledge Agreement until the perfection of the Pledge, PPF shall undertake not to sell, transfer or otherwise dispose of the Pledged Shares; provided, however, that PPF shall not be restricted in the exercise of the voting rights attached to the Pledged Shares or in the right to accept dividends paid with respect to the Pledged Shares.

(iii) On or before the date of the Pledge Agreement, PPF shall provide such evidence to identify the Pledged Shares and to establish PPF's Share Ownership as CME CR may reasonably require, including without limitation an excerpt of the Securities Centre dated as at the Closing Date.

(iv) On or before the date on which the Security is to be provided in the form of a Pledge, PPF shall deliver the executed pledge agreement (the "Pledge Agreement"), which shall contain the following provisions:

(a) "as at the date of this Pledge Agreement PPF has the right and title to the Pledged Shares (including the right to pledge the Pledged Shares) together with all rights attaching to them including the right to receive and pledge the Pledged Dividends ("Share Ownership"); and

(b) the Pledged Shares shall be pledged free from any other liens, charges, equities, encumbrances, rights of first refusal and other rights exercisable by third parties", and any other documentation necessary for CME CR to perfect its rights under the Pledge to CME CR or the brokerage house nominated by CME CR.

(v) On or before the earlier to occur of (i) June 1 of any year (commencing in 2004) in which a Pledge Agreement is in effect and (ii) the date of court registration of the decision by the general meeting of CP to declare and pay any dividends with respect to the Pledged Shares, PPF shall open an escrow account with a bank (the location, identity and credit rating of which is reasonably satisfactory to CME CR) into which the Pledged Dividends shall be paid (the "Escrow Account"). The monies held in the Escrow Account shall be governed by an escrow agreement which gives CME CR the irrevocable and unconditional right to apply such monies for the purpose set out in Clause 11.4 (viii) (b).

(vi) PPF shall promptly give CME CR all such assistance as it may reasonably require to enable CME CR to perfect the Pledge and CME CR's rights thereunder, including without limitation the registration at the Securities Centre upon Closing or as soon as is practicable:

(a) the Pledge, and

(b) the block on PPF's rights to sell, transfer or otherwise dispose of the Pledged Shares,

and such assistance shall without limitation include the provision of the necessary powers of attorney.

(vii) For the period of time that the Pledge is in force:

(a) PPF shall pay the Pledged Dividends into the Escrow Account or shall procure that the payor of the Pledged Dividends pays them into the Escrow Account;

(b) the Pledged Dividends, plus any interest accrued thereon, shall remain in such Escrow Account until the Pledge is released as set out in Clause 11.5 below, save to the extent that they are applied by CME CR in satisfaction of the Third or Fourth Installment (or interest or default interest thereon) as a result of payment default by PPF;

(c) the Pledge and the block on transfer as specified in 11.4 (vi) above shall be duly recorded at the Securities Centre; and

(d) PPF shall procure that CP performs and proceeds in its normal course of dealings and applies the same policies and practices with respect to declaration of dividend payments as CP has applied prior to the Execution Date.

(viii) In the event that the Share Ownership as set out in Clause 11.4 (iv) above is vested in a member of the PPF Group (the "Share Owner"), other than PPF:

(a) the representation and warranty set out in Clause 11.4 (iv) (a) shall be amended so that PPF shall give such representation and warranty in respect of the Share Ownership of the Share Owner;

(b) to the extent that PPF is not able to comply with or perform its obligations under this Clause 11.4 by virtue of the fact that the Share Ownership is vested in the Share Owner instead of PPF, PPF shall procure that the Share Owner complies with and performs all such obligations in accordance with this Clause 11.4.

(ix) At any time from the date of the Pledge Agreement until the release of the Pledge, PPF shall give CME CR such further assistance as CME CR may reasonably request in order to ensure the provisions of this Clause 11.4 are complied with, including without limitations any assistance necessary to enable additional Shares to be validly pledged in order to comply with the provisions of Clause 11.4 (i).

11.5 The Security shall remain in full force and effect until released by CME CR upon the payment in full of the Purchase Price plus any interest and default interest accrued thereon.

11.6 Following the full and irrevocable payment of the Third Installment:

(i) if the Security takes the form of a Bank Guarantee or the CP Guarantee, the principal amount of such Security shall be subject to proportionate reduction (i.e., by 20/38.2); or

(ii) if the Security takes the form of the Pledge, the number of Pledged Shares shall be reduced to the number set out in Clause 11.4(i)(b) above.

11.7 PPF may, in its discretion at any time prior to the payment of the Fourth Installment, substitute any Security provided in the form of a CP Guarantee or a Pledge with replacement Security (from the three types specified above), provided, however, that such substitution shall require 30 days prior written notice to CME CR, the approval of CME CR of the form and substance of the replacement Security (such approval not to be unreasonably withheld or delayed) and the agreement of PPF and CME CR on the procedure and documentation for the substitution, which shall be performed in a manner so that CME CR at all times has the benefit of Security.

11.8 In the event that the Security is provided in the form of a Bank Guarantee, CME CR shall cover up to 50 per cent. of the documented cost and fees of the bank providing the Bank Guarantee; provided, however, that CME CR shall not pay more than an aggregate of US$ 1,000,000 towards such costs and fees.

12 GUARANTEE

12.1 Guarantee to PPF

The Guarantor unconditionally and irrevocably, as a continuing obligation, hereby guarantees to PPF the proper and punctual observance and performance by CME CR and CME ME of all of their obligations, commitments and undertakings pursuant to this Agreement.

12.2 Substitute Performance

The Guarantor hereby undertakes with PPF that, if and whenever the other CME Parties do not perform any obligation when due under or in connection with this Agreement, the Guarantor will immediately on demand by PPF perform such obligation as if Guarantor instead of the relevant CME Party was expressed to be the primary obligor.

12.3 Demand Notice

If any of the CME Parties fails or refuses to any of their obligations under this Agreements, and PPF has elected to exercise its rights under this Clause 12, PPF shall make a demand upon the Guarantor (hereinafter referred to as a "Demand"). A Demand shall be in writing and shall reasonably and briefly specify in what manner and the relevant CME Party has failed to perform and an explanation of why such performance is due, with a specific statement that PPF is calling upon the Guarantor to perform under this Clause 12. A Demand satisfying the foregoing requirements shall be deemed sufficient notice to the Guarantor that it must perform the obligations outstanding under this Agreements within fourteen (14) Days after its receipt of such Demand. A single written Demand shall be effective as to any specific default during the continuance of such default, until the relevant CME Party or the Guarantor has cured such default, and additional written Demands concerning such default shall not be required until such default is cured.

12.4 Guarantor's Obligations

The Guarantor's obligations under this Clause 12 shall remain in full force and effect for so long as this Agreement remains in effect and shall not have been terminated.

13 PRE-CLOSING OBLIGATIONS

13.1 CME CR shall procure that, from and including the Execution Date and until Closing, CNTS shall use reasonable efforts to maintain the Building in its present condition, subject to normal wear and tear.

13.2 On or before Closing, PPF shall procure that PPF, a.s. shall provide a letter of comfort addressed to the CME Parties in support of PPF's obligations and liabilities hereunder (the "Letter of Comfort"), such Letter of Comfort to be in form and substance satisfactory to the CME Parties (it being agreed that the form attached as Annex 9 hereto is satisfactory).

13.3 On or before the Closing, CME CR shall provide to PPF access to all information relating to the Claims, the CME CR II Claims and the CNTS Claims that is available to CME CR and which can be under applicable law or generally binding legal regulations disclosed to PPF, and to the extent that CME CR is legally prohibited from making any such disclosure, CME CR shall inform PPF of the basis for such prohibition; provided that CME CR shall not be obliged to provide any such information or access before Closing by virtue of which it would jeopardize or weaken in any respect whatsoever the position of CNTS or CME CR in any disputes concerning such claims should Closing not take place.

14 CONDITIONS TO CLOSING

14.1 Closing

The obligations to transfer the Ownership Interests pursuant to Clause 2 and to assign the Claims pursuant to Clause 4 shall be conditional upon the provision by PPF of the Security as required pursuant to Clause 11 and the irrevocable payment (in immediately available funds) by PPF of the Second Installment pursuant to Clause 3.2 (ii) (b).

14.2 CET 21 Ownership Interest

The transfer of the CET 21 Ownership Interests pursuant to Clause 2 shall additionally be conditional upon the receipt by PPF of the Media Regulator's Consent.

14.3 Responsibility for Satisfaction

(i) PPF shall satisfy the condition set out in Clause 14.1 above on or before the Last Date for Closing.

(ii) PPF undertakes to use its reasonable endeavours to procure the satisfaction of the condition set out in Clause 14.2 above as soon as is possible.

14.4 Satisfaction/Non-Satisfaction/Waiver

(i) Any of the CME Parties (in respect of the condition set out in Clause 14.1) may at any time waive, in whole or in part and conditionally or unconditionally, such condition by notice in writing to the other Parties.

(ii) PPF shall (unless the condition is capable of waiver and has been waived) promptly give notice to the CME Parties of the satisfaction of the relevant conditions on becoming aware of the same.

(iii) In the event that PPF will not be able to satisfy the conditions set out in Clause 14.1 on or before the Last Date for Closing, PPF shall promptly, and in any event not less than 3 days before the Last Date for Closing, give notice to the CME Parties of its inability to satisfy such conditions.

(iv) If the condition specified in Clause 14.1 is not satisfied (or has not been waived by the relevant Party) on or before the Last Date for Closing, this Agreement shall lapse and no Party shall have any claim against any other under it save for any claim:

(a) arising from breach of any of the undertaking contained in Clause 23; or

(b) in the case of the CME Parties, pursuant to Clause 14.5; or

(c) by PPF for return of the First Installment, pursuant to Clause 3.1(ii)(c).

14.5 Forfeiture of First Installment

If PPF fails to comply with its obligations (where those obligations have not been waived by the CME Parties) pursuant to Clause 3.2 (ii)(b) and/or Clauses 11.1 or 11.2 on or before the Last Date for Closing, PPF shall be deemed to have repudiated this Agreement, which shall entitle the CME Parties to terminate this Agreement forthwith. Upon such termination the First Installment (and any interest accrued on it up to the date of termination), shall without prejudice to any other rights and remedies of the CME Parties, be forfeited by PPF and PPF waives any rights to the First Installment (and any accrued interest).

15 CLOSING

15.1 Closing shall take place in Amsterdam, the Netherlands at the offices of Loyens & Loeff, or such other location as may be agreed by the Parties, on the date of satisfaction of the conditions set out in Clause 14.1 (the "Closing Date"). As of the Execution Date, the Parties contemplate that the Closing Date will be October 23, 2003.

15.2 On or before Closing CME CR and CME ME shall:

(i) deliver or shall procure the delivery to PPF of:

(a) the CNTS Transfer Agreement duly executed by CME CR,

(b) the CET 21 Transfer Agreement duly executed by CEDC,

(c) the CME CR Deed of Assignment duly executed by CME CR,

(d) the CME ME Deed of Assignment duly executed by CME ME;

(e) any supplement to the Disclosure Letter with respect to Clauses 5.2 and 8.3.2;

(f) such corporate documents of the CME Parties and CEDC as may be reasonably required by PPF;

(g) the CME CR II Deed of Assignment duly executed by CME CR II; and

(ii) procure that a meeting of CNTS is held at which it is resolved:

(a) to approve the transfer referred to in (i)(a) above for registration,

(b) to approve the resignation of all such directors and other personnel of CNTS who are connected with the CME Parties; and

(c) any other necessary corporate matters as may be reasonably required by the CME Parties to be included on the agenda of such meeting with the prior approval of PPF, such approval not be be unreasonably withheld or delayed, including a resolution to release any and all claims of CNTS against the Protected Parties (as such term is defined in Clause 16.2).

15.3 On or before Closing PPF shall:

(i) deliver or shall procure the delivery to the CME Parties of:

(a) the duly executed Security,

(b) the CNTS Transfer Agreement duly executed by PPF,

(c) the CET 21 Transfer Agreement duly executed by PPF,

(d) the duly executed releases specified in Clause 10.2,

(e) the CME CR Deed of Assignment duly executed by PPF,

(f) the CME ME Deed of Assignment duly executed by PPF,

(g) the duly executed Letter of Comfort;

(h) such corporate documents of PPF as may be reasonably required by the CME Parties;

(i) the CME CR II Deed of Assignment duly executed by PPF; and

(ii) irrevocably pay the Second Installment as set out in Clause 3.2 (ii) (in immediately available funds, with a value date of the Closing Date) and provide to the CME Parties all necessary information to confirm that such payment has been made.

15.4 Upon payment by PPF of the Second Installment and provision by PPF to the CME Parties of all necessary information to confirm that such payment has been made, and Closing having occurred, the assignment of Claims set out in Clauses 4.1 and 4.2 shall take effect.

15.5 In the event that, despite the best efforts of PPF, the condition set out in Clause 15.3(i)(d) is not satisfied because some or all of such releases are not provided, Closing shall take place as set out above and Clause 16.2 shall apply.

16 RELEASE AND INDEMNITY

16.1 The CME Parties and PPF, effective as of the Closing Date, release each other and their affiliates, subsidiaries and current and former directors (except Dr. Zelezny) and employees from all past and future claims and liabilities related to CNTS, CET 21 and/or TV Nova, except for (i) those obligations set forth in this Agreement and (ii) any such claims or liabilities arising solely as a result of actions taken by any or all of the CME Parties and their affiliates and subsidiaries, and the current and former directors (except Dr. Zelezny) and employees of such entities after the Closing Date.

16.2 PPF shall indemnify and keep indemnified the CME Parties and their affiliates and subsidiaries, and the current and former directors (except Dr. Zelezny) and employees of such entities and the directors of CNTS incumbent as of the Execution Date (the "Protected Parties") from and against all costs, claims, demands, expenses, liabilities and losses whatsoever arising out of or in connection with any claim by any person from whom a release was required to be obtained pursuant to Clause 10.2 but has not been delivered to the CME Parties as of the Closing Date, until such time after the Closing Date that such release has been delivered to the CME Parties as required pursuant to Clause 10.2.

17 LIABILITY

17.1 The Parties acknowledge that the occurrence of Closing shall not prejudice the rights of the Parties with respect to any claims concerning the Warranties of any other Party made as of the Execution Date or the performance or failure to perform by any other Party of its obligations under this Agreement that were due to be performed prior to Closing.

17.2 The CME Parties shall not be liable for and PPF shall not claim damages from the CME Parties based on untruthful or misleading Warranties made by the CME Parties to the extent that the damage incurred by PPF results from any situation that had been disclosed to PPF, or is otherwise known to PPF, directly or indirectly, as a result of its own examination of CNTS or its participation in CNTS, CET 21 or TV Nova before the Execution Date; provided that as to any Warranty made as of the Closing Date, the foregoing provision shall relate to any disclosure prior to the Closing Date. The CME Parties shall not be liable for and PPF shall not claim damages from the CME Parties based on untruthful or misleading Warranties made by the CME Parties to the extent that the damages claimed arise from any action taken by any member of the PPF Group (including for purposes of this Clause NOVA HOLDING, a.s., Ceska produkcni 2000, a.s., MAG MEDIA 99, a.s., CET 21 and TV NOVA Holdings B.V., and after the Closing Date, CNTS) and/or any assignee or transferee of the Claims or the CME CR II Claims, with respect to the Claims or the CME CR II Claims or the CNTS Claims or with respect to CET 21 (including with respect to the CET 21 Service Agreement). No claim by PPF against the CME Parties based on allegedly untruthful or misleading Warranties shall excuse PPF from its obligation to pay the Purchase Price after the Closing.

17.3 Any damages claimed by one Party with respect to untrue or misleading Warranties by another Party shall be reduced by the value of profit gained by the Party entitled to such damages as a result of such violation, and by any amounts with respect to such damages that the injured Party recovers with respect to such damages through insurance policies or other guarantees. Any damages claimed by PPF with respect to untrue or misleading Warranties by CME CR in Clause 8.3 shall include, subject to Clause 17.2, the value of any adverse tax consequences suffered by CNTS as a result of the facts or circumstances giving rise to the claim for untrue or misleading Warranty, to the extent that those tax consequences increase the loss suffered by PPF (it being understood that such loss suffered by CNTS shall be considered suffered by PPF in proportion to its participation in the ownership of CNTS). Each Party shall be under an obligation to take all reasonable steps to mitigate any loss or damages incurred by such Party before making a claim against another Party.

17.4 The liability of the CME Parties for any untruthful or misleading Warranty and for any partial or complete failure to fulfill or incorrect fulfillment of their obligations hereunder shall be limited to the claims filed by PPF with the relevant CME Party in writing on or before July 15, 2005.

18 GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

19 Dispute Resolution

Any disputes, claims or controversy arising out of or related to the Agreement, including any question as to its formation, validity, interpretation or termination shall be settled by arbitration on an ad hoc basis in accordance with the UNCITRAL Arbitration Rules, by one arbitrator appointed by the Parties or otherwise appointed by the London Court of International Arbitration in accordance with such rules. The arbitration shall be conducted in London and all documents and proceedings shall be in the English language. Any of the Parties shall have the right to initiate the proceedings.

20 NON-BUSINESS DAYS

If Closing or any other performance would otherwise be required by the terms of this Agreement to take place on a day which is not a Business Day, it will instead take place on the next Business Day.

21 AMENDMENTS

This Agreement may be amended or modified only if in writing (including a writing evidenced by a facsimile transmission) and signed by all of the Parties.

22 COUNTERPARTS

This Agreement may be executed in any number of counterparts each of which when executed shall constitute an original of this Agreement and all the counterparts together shall constitute one and the same instrument.

23 CONFIDENTIALITY AND ANNOUNCEMENTS

23.1 The Parties shall not divulge or communicate to any person (other than those of its employees and professional advisers whose province it is to know the same) or use or exploit for any reason whatsoever this Agreement, the matters contemplated hereby, and shall use its reasonable endeavours to prevent its employees from so acting.

23.2 The Parties acknowledge that this Agreement and any negotiations related to this Agreement or any other agreement related to the subject matter hereof are being conducted with the goal of settlement of the Parties' present disputes, and all such negotiations are confidential and privileged and may not be disclosed during any proceedings of the current disputes, nor shall the fact that the Parties are negotiating prejudice their rights should Closing not occur.

23.3 No announcement concerning this Agreement shall be made by any Party without the prior written approval of the other Party, such approval not to be unreasonably withheld or delayed. Prior to any public announcement relating to this Agreement the Parties shall agree on the timing and content of any announcement.

23.4 Notwithstanding the provisions of Clauses 23.1 to 23.3 above, any Party may make an announcement or disclosure concerning this Agreement:

(i) if required by law or requirement of any securities exchange or regulatory or governmental body to which that Party is subject, wherever situated, whether or not the requirement has the force of law, or

(ii) to a Party's or its affiliates' directors, officers, employees, professional advisers, counsel, rating agencies, and lenders or other providers of funds (a) who are directly concerned with this Agreement or any related arrangements, and (b) whose knowledge of such information is essential, and (c) who by its position or otherwise is under duty to observe confidentiality in dealing with this Agreement and such related arrangements or otherwise must comply with the provisions of this Agreement in respect of confidentiality.

23.5 The restrictions contained in this Clause 23 shall continue to apply for the period of three years following the expiration or termination of this Agreement.

24 NOTICES

24.1 A notice under this Agreement shall only be effective if it is in writing, otherwise being deemed null and void.

24.2 Notices under this Agreement shall be sent to a Party at its address set forth on the first page hereof or faxed to the fax number and for the attention of the individual set out below:

(A) if to CME CR,

(B) if to CME ME, or

(C) if to the Guarantor

all to: Central European Media Enterprises Ltd
for the attention of General Counsel
fax number: +44 20 7430 5403

(D) if to PPF

to: PPF (Cyprus) Ltd
for the attention of Mr. Miroslav Horsky
fax number: +357 2266 0187

with a copy to:

PPF a.s.
for the attention of Ales Minx
fax number: +420 2 6131 9215

Each Party may change its notice details on giving notice to the other Parties of the change in accordance with this Clause 24. Such change shall become effective five Business Days following the making of the notice.

24.3 Notices (including accompanying papers) with respect to this Agreement shall be prepared in the English language.

25 ASSIGNMENT

25.1 This Agreement shall be binding on and inure for the benefit of each Party's successors in title.

25.2 No Party shall assign or transfer (by way of corporate restructuring or otherwise), or declare any trust in favor of a third party over, all or any part of the obligations or undertakings or the benefit of, or its rights or benefits under, this Agreement without the prior written consent of the other Parties; provided, however, that CME CR and CME ME shall have the right to assign or transfer any or all of their obligations or undertakings or the benefit of, or their rights or benefits under, this Agreement, including without limitation the benefit of the Security, to any other CME Party, provided that notice of such assignment or transfer is provided in writing to PPF, and that the Guarantor confirms to PPF that such transfer or assignment shall not affect the rights of PPF under this Agreement or the obligations of the Guarantor under Clause 12. Any assignment or transfer by any of the CME Parties shall be undertaken by the CME Parties at no cost to PPF.

25.3 Any obligation of any CME Party hereunder may be satisfied by substitute performance by any other CME Party, and any right accruing to any CME Party hereunder may be exercised by any other CME Party; provided that PPF shall be entitled to rely on such substitute performance or exercise of rights as binding on the CME Party otherwise entitled to such performance or exercise pursuant to this Agreement.

26 RIGHTS OF THIRD PARTIES

No person who is not a Party to this Agreement shall have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce a term of this Agreement.

27 ENTIRE AGREEMENT

This Agreement constitutes the whole and only agreement between the Parties relating to the subject matter of this agreement and supersede any Pre-contractual statement. Each Party acknowledges in entering into this Agreement it is not relying upon any Pre-contractual Statement (except those expressly set out in this Agreement and the documents referred to it). Each of the Parties waives all rights and remedies which, but for this Clause 27, might otherwise be available to it in respect of any Pre-contractual Statement, provided that nothing in this Clause 27 shall limit or exclude any liability for fraud.

28 WAIVERS

The single or partial exercise of any right, power or remedy provided by law or under this Agreement shall not preclude any other or further exercise of it or the exercise of any other right, power or remedy.

29 COSTS AND EXPENSES

Each Party shall be liable for its costs and expenses in relation to the negotiation, preparation, execution and carrying into effect of this Agreement.

30 SEVERABILITY

30.1 If any provision or part of this Agreement is ruled invalid, illegal or unenforceable by an arbitration tribunal described in Clause 19 or by any court of competent jurisdiction, the invalidity, illegality or unenforceability of such provision or part shall not affect any of the remaining provisions of this Agreement.

30.2 If from any circumstances whatsoever fulfillment of any provisions of this Agreement, at the time performance of such provisions shall be due, shall result in transcending the limit of validity, legality or enforceability, the right or obligation to be fulfilled shall be reduced to the limit of such validity, legality or enforceability, so that in no event shall any action be possible under this Agreement that is in excess of the current limit of such validity, legality and enforceability, but such obligation shall be fulfilled to the limit of such validity and enforceability.

30.3 If any provision or part of this Agreement is ruled invalid, illegal or unenforceable, then the Parties shall use their reasonable endeavors, to the fullest extend permitted under the law, in order to amend the terms of this Agreement so as to reasonably preserve the benefit of the bargain for the Parties.

31 LEGALITY

The Parties to this Agreement shall not contest the legality of this Agreement, the CNTS Transfer Agreement, the CET 21 Transfer Agreement, the Security, the Deeds of Assignment, or any other agreement entered into pursuant to or in conjunction with this Agreement.

32 FURTHER ASSURANCE

Each of the Parties shall, at the request of the other Party, do or so far as each is able procure the doing of all such acts and/or execute or procure the execution of all such documents in a form satisfactory to the Party concerned as they may reasonably consider necessary for giving full effect to this Agreement and securing to them the full benefit of the rights, powers and remedies conferred upon them in this Agreement.

In witness hereof, this Agreement has been executed as a deed on the day and year first above written.

EXECUTED as a Deed for and on behalf of

CME CZECH REPUBLIC B.V.

By: /s/ Alphons van Spaendonck Name: Alphons van Spaendonck Title: Managing Director	By: /s/ HA van Wijlen Name: HA van Wijlen Title: Managing Director

EXECUTED as a Deed for and on behalf of

CME MEDIA ENTERPRISES B.V.

By: /s/ Alphons van Spaendonck Name: Alphons van Spaendonck Title: Managing Director	By: /s/ HA van Wijlen Name: HA van Wijlen Title: Managing Director

EXECUTED as a Deed for and on behalf of

CENTRAL EUROPEAN MEDIA ENTERPRISES LTD

By: /s/ Andrea Kozma

Name: Andrea Kozma
Title: Attorney Intact

EXECUTED as a Deed for and on behalf of

PPF (CYPRUS) LTD

By: /s/ Miroslav Horsics

Name: Miroslav Horsics

Title: Director